UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2009

Exact Name of Registrant as Specified in
	Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation)	86-0512431
400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairment.
SunCor Impairment Charges
     SunCor Development Company (“SunCor”), a wholly-owned subsidiary of Pinnacle West Capital Corporation (“Pinnacle West”), is a developer of residential, commercial and industrial real estate projects in Arizona, Idaho, New Mexico and Utah. As a result of current and anticipated continuing distressed conditions in real estate and credit markets, SunCor undertook and has now completed a review of its assets and strategies within its various markets. Based on the results of the review and a continuing decline in the credit markets, on March 27, 2009, the SunCor Board of Directors authorized a series of strategic transactions to dispose of SunCor’s homebuilding operations, master-planned communities, and golf courses in order to reduce SunCor’s outstanding debt. SunCor currently plans to retain selected Arizona assets, including land parcels and commercial assets associated with SunCor’s Hayden Ferry Lakeside project in Tempe, Arizona, and approximately 2,000 acres of commercial land associated with its Palm Valley project located west of Phoenix, Arizona. SunCor estimates the book value of the retained assets will be approximately $70 million.
     Management plans to dispose of the assets in 2009. As a result of this decision, SunCor expects to record pretax impairment charges in the first quarter of approximately $200 million, or $120 million after taxes on a Pinnacle West consolidated basis. SunCor estimates that it will also record in the first quarter approximately $10 million of pretax severance and other charges relating to these actions. SunCor expects to reclassify most of the affected properties to discontinued operations beginning in the second quarter of 2009, as marketing of the assets commences and other criteria are met. Pinnacle West does not expect that any of the impairment charges will result in future cash expenditures, other than immaterial disposition costs.
     SunCor’s principal loan facility (the “Secured Revolver”) was recently extended for a twelve-month period and requires SunCor to reduce its outstanding borrowings by specified amounts over the term of the facility. As of March 31, 2009, approximately $108 million of borrowings were outstanding under the Secured Revolver and approximately $67 million of debt was outstanding under other SunCor credit facilities. SunCor intends to apply the proceeds of the asset sales described above to the accelerated repayment of the Secured Revolver and SunCor’s other outstanding debt. Absent waivers from its lenders, which SunCor is currently seeking, the impairment charges discussed above would result in a violation of certain covenants contained in the Secured Revolver and SunCor’s other credit facilities. If SunCor is unable to obtain waivers or similar relief from its lenders, SunCor could be required to immediately repay its outstanding indebtedness under the Secured Revolver and its other credit facilities. Such debt acceleration would have a material adverse impact on SunCor’s business and its financial position. Neither Pinnacle West nor any of its other subsidiaries has guaranteed any SunCor indebtedness, nor would any SunCor debt default result in a cross-default of any of the debt of Pinnacle West or any of its other subsidiaries. As a result, Pinnacle West does not believe that SunCor’s inability to obtain waivers or similar relief from SunCor’s lenders would have a material adverse impact on Pinnacle West’s cash flows or liquidity.
Forward-Looking Statements
     This document contains forward-looking statements based on current expectations, and Pinnacle West assumes no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. Forward looking statements contained in this document include, but are not limited to: statements regarding (a) SunCor’s plan to dispose of its homebuilding operations, master-planned communities, and golf courses; (b) SunCor’s expectation that the sales will be completed during 2009; (c) SunCor’s expectation regarding its first quarter impairment charges; (d) SunCor’s estimate of severance and other charges; and (e) SunCor’s expectation that none of the impairment charges will result in future cash expenditures. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by Pinnacle West. These factors include, but are not limited to the strength of the real estate and credit markets and economic and other conditions affecting the real estate and credit markets in SunCor’s market areas, which include Arizona, Idaho, New Mexico and Utah.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: April 2, 2009	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer

3